February 28, 2003


To the Board of Directors of Quantum Technology
Group, Inc.


We agree to the inclusion in the Silver Butte
Mining Company Form 14A dated February 28, 2003 of our report, dated November 7, 2002, relating to our audit of the financial statements of Quantum Technology Group, Inc.

/s/ Galusha, Higgins and Galusha